------                                              --------------------------
FORM 4                                                     OMB APPROVAL
------                                              --------------------------
[ ] CHECK THIS BOX IF NO                            OMB Number:      3235-0287
    LONGER SUBJECT TO                               Expires:  January 31, 2005
    SECTION 16. FORM 4                              Estimated average burden
    OR FORM 5 OBLIGATIONS                           hours per response.... 0.5
    MAY CONTINUE. SEE                               --------------------------
    INSTRUCTION 1(b).



                                                U.S. SECURITIES AND EXCHANGE COMMISSION
                                                        WASHINGTON, DC 20549

                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person* |2. Issuer Name and Ticker or Trading Symbol      |6. Relationship of Reporting Person(s)
                                         |                                                 |      to Issuer (Check all applicable)
Pulitzer       Emily               R     |  Pulitzer Inc. (PTZ)                            |       X   Director     X  10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)         (First)           (Middle)|3. I.R.S. Identification |  4. Statement for     |           Officer (give title below)
                                         |   Number of             |     Month/Day/Year    |     -----
                                         |   Reporting Person,     |                       |           Other (specify below)
900 North Tucker Boulevard               |   if an entity          |   08/2002             |     -----
                                         |   (voluntary)           |                       |
-----------------------------------------|                         |-----------------------|----------------------------------------
               (Street)                  |                         |  5. If Amendment,     |7. Individual or Joint/Group Filing
                                         |                         |     Date of Original  |   (Check Applicable Line)
St. Louis        MO            63101     |                         |     (Month/Day/Year)  | X  Form filed by One Reporting Person
                                         |                         |                       | --
-----------------------------------------|                         |                       |
(City)          (State)          (Zip)   |                         |                       | -- Form filed by More than One
                                         |                         |                       |    Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of    |2. Transaction| 2A. Deemed       | 3. Transaction|4. Securities Acquired (A)| 5. Amount of    |6. Owner- |7. Nature
   Security    |   Date       |     Execution    |    Code       |   or Disposed of (D)     | Securities      |   ship   | of
   (Instr. 3)  |              |     Date, if any |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially    | Form:    | Indirect
               |              |                  |               |                          | Owned           | Direct   | Bene-
               |              |                  |---------------|--------------------------| Following       | (D) or   | ficial
               |              |                  |       |       |         |  (A)  |        | Reported        | Indirect | Owner-
               |  (Month/Day/ |     (Month/Day/  |       |       |         |   or  |        | Transactions(s) | (I)      | ship
               |   Year)      |     Year         |  Code |  V    | Amount  |  (D)  |  Price | (Instr. 3 and 4)|(Instr. 4)|(Instr. 4)
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
Class B Common |              |                  |       |       |         |       |        |                 |          |
Stock, $.01    |              |                  |       |       |         |       |        |                 |          |
par value (1)  |  08/12/2002  |                  |  J(2) |  V    | 38,389  |    D  |        |                 |    D     |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
Class B Common |              |                  |       |       |         |       |        |                 |          |
Stock, $.01    |              |                  |       |       |         |       |        |                 |          |
par value (1)  |  08/12/2002  |                  |  J(2) |   V   | 38,389  |    A  |        |     598,925(3)  |    I     |   (4)
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
Class B Common |              |                  |       |       |         |       |        |                 |          |
Stock, $.01    |              |                  |       |       |         |       |        |                 |          |
par value (1)  |              |                  |       |       |         |       |        |   5,685,918(5)  |    I     |   (6)
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
Common Stock,  |              |                  |       |       |         |       |        |                 |          |
$.01 par       |              |                  |       |       |         |       |        |                 |          |
value          |              |                  |       |       |         |       |        |     191,679     |    D     |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
               |              |                  |       |       |         |       |        |                 |          |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
               |              |                  |       |       |         |       |        |                 |          |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
               |              |                  |       |       |         |       |        |                 |          |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
               |              |                  |       |       |         |       |        |                 |          |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
               |              |                  |       |       |         |       |        |                 |          |
------------------------------------------------------------------------------------------------------------------------------------


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  | 2. Conver-  |3. Trans-|3A. Deemed  |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |
   Security             |    sion or  |   action|    Execu-  |   action   |   Derivative     |    cisable and |   of Underlying    |
   (Instr. 3)           |    Exercise |   Date  |    tion    |   Code     |   Securities Ac- |    Expiration  |   Securities       |
                        |    Price of |  (Month/|    Date, if|  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |
                        |    Deriv-   |   Day/  |    any     |            |   Disposed of (D)|    (Month/Day/ |                    |
                        |    ative    |   Year) |    (Month/ |            |   (Instr. 3, 4   |    Year)       |                    |
                        |    Security |         |    Day/    |            |   and 5)         |                |                    |
                        |             |         |    Year)   |            |                  |-------------------------------------|
                        |             |         |            |            |                  |Date   |Expira- |        | Amount or |
                        |             |         |            |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |         |            |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------------------------------------------------------------------------------------------------------------------
------------|----------------------------------------------------------------------------
8. Price    |9. Number of      |    10. Ownership Form  |         11. Nature of
   of       |   Derivative     |        of Derivative   |             Indirect
   Deriv-   |   Securities     |        Securities      |             Beneficial
   ative    |   Beneficially   |        Beneficially    |             Ownership
   Secur-   |   Owned Following|        Owned at End    |             (Instr. 4)
   ity      |   Reported       |        of Month        |
  (Instr. 5)|   Transaction(s) |        (Instr. 4)      |
            |   (Inst. 4)      |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
-----------------------------------------------------------------------------------------
Explanation of Responses:

See attached page(s)
                                                                                          /s/ JAMES V. MALONEY              08/30/02
                                                                                          --------------------------------  --------
                                                                                          Signature of Reporting Person**     Date
                                                                                          Attorney-in-Fact

    Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*   If the form is filed by more than one reporting person, see Instruction 4(b)(v).

**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


    Note: File three copies of this form, one of which must be manually signed.
    If space is insufficient, see Instruction 6 for procedure.


                                                                                                             Page 2

                           (Print or Type Responses)

FORM 4 (continued)              EXPLANATION OF RESPONSES

  NAME: Emily R. Pulitzer
        900 North Tucker Boulevard            STATEMENT FOR MONTH/YEAR: 08/2002
        St. Louis, MO 63101                   ISSUER NAME: Pulitzer Inc. (PTZ)

--------------------------------------------------------------------------------
Note 1:   Table I. Item 1.
          Class B Common Stock which is convertible at any time, on a share-for-share basis, into Common Stock. Mrs. Pulitzer may be deemed a "10% Owner" by virtue of the fact that she shares voting power with respect to 11,304,280 shares of Class B Common Stock held by the 1999 Pulitzer Inc. Voting Trust, of which she is a trustee.

Note 2:   Table I. Item 3.
          Transfer of 38,389 shares to Emily Rauh Pulitzer, as Trustee of The Pulitzer Family Trust, from Emily Rauh Pulitzer, individually.

Note 3:   Table I. Item 5.
          Right to acquire upon conversion of 598,925 shares of Class B Common Stock held in the voting trust described, in Note 1.

Note 4:   Table I. Item 7.
          These share are held by The Pulitzer Family Trust and are held in the voting trust described in Note 1.

Note 5:   Table I. Item 5.
          Right to acquire upon conversion of 5,685,918 shares of Class B Common Stock held by a Trust created by Joseph Pulitzer, Jr. under Indenture of Trust dated June 12, 1974, as amended on October 20, 1992 (the "1974 Trust"). Mrs. Pulitzer is the beneficiary of the trust. Such shares are subject to the voting trust described in Note 1.

Note 6:   Table I. Item 7.
          These shares are held by the 1974 Trust referred to in Note 5.

                                POWER OF ATTORNEY


         Know all by these presents, that the undersigned hereby constitutes and appoints each of Alan G. Silverglat and James V. Maloney, signing singly, the undersigned's true and lawful attorney-in-fact to:


     1. execute for and on behalf of the undersigned, in the undersigned's capacity as a direct or indirect beneficial owner of more than 10 per centum of any class of any equity security of Pulitzer Inc. (the "Company") which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"), as an officer of the Company and/or as a director of the Company, Forms 3, 4, and 5 in accordance with Section 16(a) of the Exchange Act and the rules thereunder;

     2. do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, complete and execute any amendment or amendments thereto, and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

     3. take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

         The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact. In serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Exchange Act.

         This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.


         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 10th day of June, 2002.


                                                 /s/ Emily Rauh Pulitzer
                                               ---------------------------------
                                                          Signature


                                                      Emily Rauh Pulitzer
                                               ---------------------------------
                                                          Print Name


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